Exhibit 99.1

ICOP PROVIDES FIRST LOOK AT SECOND QUARTER

2006 RESULTS

Revenues on Sequential Quarter-Over-Quarter Expected to Reflect 71% Increase

Company Adds 41 New Agencies to Growing National Customer Base and Average Sale Per

Customer Climbs 13%

For more information, contact:	For Investor Relations:
Laura E. Owen, COO	Elite Financial Communications Group, LLC
16801 West 116th Street	Dodi Handy, President and CEO
Lenexa, KS 66219 USA	Phone: (407) 585-1080
Phone: (913) 338-5550	ICOP@efcg.net
Fax: (913) 312-0264
Lowen@ICOP.com www.ICOP.com

LENEXA, KS – (PR NEWSWIRE) – July 12, 2006 – ICOP Digital, Inc. (Nasdaq: ICOP; NYSE Arca: ICOP), a leading provider of digital in-car video systems for law enforcement, today announced that based on its preliminary review of purchase orders processed for ICOP Model 20/20 in-car video units and backend servers during the second quarter 2006, the Company expects to report total revenues of approximately $1.37 million, which will reflect a 71% increase over first quarter 2006 reported revenues of $802,000.

In addition, ICOP noted that, during the second quarter, it expanded its national customer base with 41 law enforcement agencies submitting first time orders for ICOP systems. The Company further announced that its average sale per agency also increased in the second quarter, rising 13% over the average sale booked in the first quarter.

About ICOP Digital, Inc.

ICOP Digital, Inc. is a Kansas-based company that delivers innovative, mission-critical security, surveillance, and communications solutions that provide timely and accurate information for the public and private sectors, and monitor and protect people, assets and profits. The ICOP Model 20/20 is the leading digital in-car video recorder system for use by law enforcement. ICOP Digital is currently marketing its solutions for application in law enforcement, homeland security and defense, mass transit and commercial surveillance. ICOP Digital, a GSA contractor, is dual listed on the NASDAQ market and the NYSE Arca, and the common stock and warrants trade under the ticker symbols “ICOP” and “ICOPW,” respectively. For more information, please visit www.ICOP.com, or to view a three-minute ICOP marketing presentation, please go to http://www.icopdigital.com/why_icop.html.

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.